Exhibit 99.77(q)(1)(e)(1)

INVESTMENT MANAGEMENT AGREEMENT

ING VARIABLE PRODUCTS TRUST

AGREEMENT dated May 7, 2013, between ING Variable Products Trust (the “Trust”), a Massachusetts business trust, and ING Investments, LLC (the “Adviser”), a limited liability company organized and existing under the laws of the State of Arizona (the “Agreement”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trust may offer shares of additional series in the future;

WHEREAS, the Trust desires to avail itself of the services of the Adviser for the provision of advisory and management services for the Trust; and

WHEREAS, the Adviser is willing to render such services to the Trust.

NOW, THEREFORE, in consideration of the premises, the promises and mutual covenants herein contained, it is agreed between the parties as follows:

1.

Appointment. The Trust hereby appoints the Adviser, subject to the direction of the Board of Trustees, for the period and on the terms set forth in this Agreement, to provide advisory, management, and other services, as described herein, with respect to each series of the Trust set forth on Schedule A hereto (individually and collectively referred to herein as “Series”). The Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

In the event the Trust establishes and designates additional series (other than the Series) with respect to which it desires to retain the Adviser to render advisory services hereunder, it shall notify the Adviser in writing. If the Adviser is willing to render such services, it shall notify the Trust in writing, whereupon such additional series shall become a Series hereunder, and be subject to this Agreement.

With respect to those Series that have obtained shareholder approval, subject to the approval of the Board of Trustees of the Series, the Adviser is authorized to enter into sub-advisory agreements with other registered investment advisers to serve as investment sub-advisers, whether or not affiliated with the Adviser (each a “Sub-Adviser”). The Adviser will continue to have responsibility for all services furnished pursuant to any sub-advisory agreement (each a “Sub-Advisory Agreement”). The Series and Adviser understand and agree that the Adviser may manage each Series in a “Manager-of-Managers” style with either a single or multiple sub-advisers, which contemplates that the Adviser will, among other things and pursuant to an order issued by the Securities and Exchange Commission (the “SEC”) or applicable regulation under the 1940 Act: (i) continually evaluate the performance of any Sub-

Advisers to the Series; and (ii) periodically make recommendations to the Series’ Board of Trustees regarding the results of its evaluation and monitoring functions. The Series recognizes that, subject to the approval of the Board of Trustees of the Series, a Sub-Adviser’s services may be terminated or modified and that the Adviser may appoint a new Sub-Adviser for a Series, subject to an applicable SEC Order.

2.

Services of the Adviser.  Subject to the supervision of the Trustees, the Adviser shall manage the investment operations of the Series and the composition of each Series’ portfolio, including the purchase and retention and disposition of portfolio securities, in accordance with each Series’ investment objectives, policies and restrictions as stated in the Trust’s registration statement, as may be amended or supplemented from time to time (the “Registration Statement”) as filed with the SEC subject to the following understandings:

(a)

The Adviser shall provide supervision of each Series’ investments and determine from time to time what investments will be made, held or disposed of or what securities will be purchased and retained, sold or loaned by each Series, and what portion of the assets will be invested or held uninvested as cash.

(b)

The Adviser shall use its best judgment in the performance of its duties under this Agreement.

(c)

The Adviser, in the performance of its duties and obligations under this Agreement, shall (i) act in conformity with the Declaration of Trust, By-Laws, Prospectus and Statement of Additional Information of the Trust, with the instructions and directions of the Trustees and (ii) conform to and comply with the requirements of the Investment Company Act and all other applicable federal and state laws and regulations.

(d)

(i)

The Adviser shall determine the securities to be purchased or sold by each Series and will place orders pursuant to its determinations with or through such persons, brokers or dealers to carry out the policy with respect to brokerage as set forth in the Trust’s Prospectus and Statement of Additional Information or as the Trustees may direct from time to time. In providing each Series with investment supervision, the Adviser will give primary consideration to securing the most favorable price and efficient execution. The Adviser may also consider the financial responsibility, research and investment information and other services and research related products provided by brokers or dealers who may effect or be a party to any such transactions or other transactions to which other clients of the Adviser may be a party. The Series recognize that the services and research related products provided by such brokers may be useful to the Adviser in connection with its services to other clients.

(ii)

When the Adviser deems the purchase or sale of a security to be in the best interest of a Series as well as other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transactions, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to each Series and to such other clients.

(e)

The Adviser shall maintain, or cause to be maintained, all books and records required under the Investment Company Act to the extent not maintained by the custodian of the Trust. The Adviser shall render to the Trustees such periodic and special reports as the Trustees may reasonably request.

(f)

The Adviser shall provide the Trust’s custodian on each business day information relating to all transactions concerning each Series assets.

(g)

The investment management services of the Adviser to the Trust and to each Series under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

3.

Services of Adviser with respect to Sub-Advisers. In the event that the Adviser wishes to select others to render investment management services, the Adviser shall analyze, select and recommend for consideration and approval by the Trust’s Board of Trustees investment advisory firms (however organized) to provide investment advice to one or more of the Series, and, at the expense of the Adviser, engage (which engagement may also be by the Trust) any such investment advisory firm to render investment advice and manage the investments of each such Series and the composition of each such Series’ portfolio of securities and investments, including cash, and the purchase, retention and disposition thereof, or any offering thereof, in accordance with the Series’ investment objective or objectives and policies as stated in the Trust’s Registration Statement. The Adviser shall take the following actions in respect of the performance by the Sub-Adviser of its obligations in respect of the Fund:

(a)

Periodically monitor and evaluate the performance of the Sub-Advisers with respect to the investment objectives and policies of the Series, including without limitation, perform periodic detailed analysis and review of the Sub-Adviser’s investment performance in respect of the Series and in respect of other accounts managed by the Sub-Adviser with similar investment strategies;

(b)

prepare and present periodic reports to the Board of Trustees regarding the investment performance of the Sub-Adviser and other information regarding the Sub-Adviser, at such times and in such forms as the Board of Trustees may reasonably request;

(c)

review and consider any changes in the personnel of the Sub-Adviser responsible for performing the Sub-Adviser’s obligations and make appropriate reports to the Board of Trustees;

(d)

review and consider any changes in the ownership or senior management of the Sub-Adviser and make appropriate reports to the Board of Trustees;

(e)

perform periodic in-person or telephonic diligence meetings with representatives of the Sub-Adviser;

(f)

Supervise Sub-Advisers with respect to the services that such Sub-Advisers provide under each Sub-Adviser’s Sub-Advisory Agreement;

(g)

assist the Board of Trustees and management of the Trust in developing and reviewing information with respect to the initial approval of the Sub-Advisory Agreement with the Sub-Adviser and annual consideration of the agreement thereafter;

(h)

Monitor the Sub-Advisers for compliance with the investment objective or objectives, policies and restrictions of each Series, the 1940 Act, Subchapter M of the Internal Revenue Code, and if applicable, regulations under such provisions, and other applicable law;

(i)

If appropriate, analyze and recommend for consideration by the Trust’s Board of Trustees termination of a contract with a Sub-Adviser under which the Sub-Adviser provides investment advisory services to one or more of the Series;

(j)

identify potential successors to or replacements of the Sub-Adviser or potential additional Sub-Advisers, perform appropriate due diligence, and develop and present to the Board of Trustees a recommendation as to any such successor, replacement, or additional Sub-Adviser;

(k)

designate and compensate from its own resources such personnel as the Adviser may consider necessary or appropriate to the performance of its services hereunder; and

(l)

perform such other review and reporting functions as the Board of Trustees shall reasonably request consistent with this Agreement and applicable law.

4.

Investment Management Authority. In the event the Adviser wishes to render investment management services directly to a Series, then with respect to any such Series, the Adviser, subject to the supervision of the Trust’s Board, will provide a continuous investment program for the Series’ portfolio and determine the composition of the assets of the Series’ portfolio, including determination of the purchase, retention, or sale of the securities, cash, and other investments contained in the portfolio. The Adviser will provide investment research and conduct a continuous program of evaluation, investment, sales, and reinvestment of the Series’ assets by determining the securities and other investments that shall be purchased, entered into, sold, closed, offered to the public, or exchanged for the Series, when these transactions should be executed, and what portion of the assets of the Series should be held in the various securities and other investments in which it may invest, and the Adviser is hereby authorized to execute and perform such services on behalf of the Series. To the extent permitted by the investment policies of the Series, the Adviser shall make decisions for the Series as to foreign currency matters and make determinations as to, and execute and perform, foreign currency exchange contracts on behalf of the Series. The Adviser will provide the services under this Agreement in accordance with the Series’ investment objective or objectives, policies, and restrictions as stated in the Trust’s Registration Statement filed with the SEC, as amended. Furthermore:

(a)

The Adviser will manage the Series so that each will qualify as a regulated investment company under Subchapter M of the Internal Revenue Code and so as to ensure compliance by the Series with the diversification requirements of Section 817(h) of the Internal Revenue Code and with any other rules and regulations pertaining to investment vehicles underlying variable annuity or variable life insurance policies. In managing the Series in accordance with these requirements, the Adviser shall be entitled to receive and act upon advice of counsel to the Trust or counsel to the Adviser.

(b)

The Adviser will conform with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Trust’s Board, and the provisions of the Registration Statement of the Trust under the Securities Act of 1933 and the 1940 Act, as supplemented or amended.

(c)

On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Series as well as any other investment advisory clients, the Adviser may, to the extent permitted by applicable laws and regulations and any applicable procedures adopted by the Trust’s Board, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Registration Statement. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in a manner that is fair and equitable in the judgment of the Adviser in the exercise of its fiduciary obligations to the Trust and to such other clients.

(d)

In connection with the purchase and sale of securities of the Series, the Adviser will arrange for the transmission to the custodian for the Trust on a daily basis, of such confirmation, trade tickets, and other documents and information, including, but not limited to, Cusip, Cedel, or other numbers that identify securities to be purchased or sold on behalf of the Series, as may be reasonably necessary to enable the custodian to perform its administrative and recordkeeping responsibilities with respect to the Series. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Adviser will arrange for the prompt transmission of the confirmation of such trades to the Trust’s custodian.

(e)

The Adviser will assist the custodian or portfolio accounting agent for the Trust in determining, consistent with the procedures and policies stated in the Registration Statement for the Trust and any applicable procedures adopted by the Trust’s Board, the value of any portfolio securities or other assets of the Series for which the custodian or portfolio accounting agent seeks assistance or review from the Adviser.

(f)

The Adviser will make available to the Trust, promptly upon request, any of the Series’ or the Advisers’ investment records and ledgers as are necessary to assist the Trust to comply with requirements of the 1940 Act, as well as other applicable laws. The Adviser will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services which may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

(g)

The Adviser will regularly report to the Trust’s Board on the investment program for the Series and the issuers and securities represented in the Series’ portfolio, and will furnish the Trust’s Board with respect to the Series such periodic and special reports as the Trustees may reasonably request.

(h)

In connection with its responsibilities under this Section 3, the Adviser is responsible for decisions to buy and sell securities and other investments for the Series’ portfolio, broker-dealer selection, and negotiation of brokerage commission rates. The Adviser’s primary consideration in effecting a security transaction will be to obtain the best execution for the Series, taking into account the factors specified in the Prospectus and/or Statement of Additional Information for the Trust. Subject to such policies as the Board may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Series to pay a broker-dealer for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Series and to its other clients as to which it exercises investment discretion. To the extent consistent with these standards and in accordance with Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, the Adviser is further authorized to allocate the orders placed by it on behalf of the Series to the Adviser if it is registered as a broker-dealer with the SEC, to an affiliated broker-dealer, or to such brokers and dealers who also provide research or statistical material or other services to the Series, the Adviser or an affiliate of the Adviser. Such allocation shall be in such amounts and proportions as the Adviser shall determine consistent with the above standards, and the Adviser will report on said allocation regularly to the Board of the Trust indicating the broker-dealers to which such allocations have been made and the basis therefor.

5.

Conformity with Applicable Law. The Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Registration Statement of the Trust and with the instructions and directions of the Board of the Trust and will conform to, and comply with, the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

6.

Exclusivity. The services of the Adviser to the Trust under this Agreement are not to be deemed exclusive, and the Adviser, or any affiliate thereof, shall be free to render similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of any of the Series) and to engage in other activities, so long as its services hereunder are not impaired thereby.

7.

Documents. The Trust has delivered properly certified or authenticated copies of each of the following documents to the Adviser and will deliver to it all future amendments and supplements thereto, if any:

(a)

certified resolution of the Board of the Trust authorizing the appointment of the Adviser and approving the form of this Agreement;

(b)

the Registration Statement as filed with the SEC and any amendments thereto; and

(c)

exhibits, powers of attorney, certificates and any and all other documents relating to or filed in connection with the Registration Statement described above.

8.

Records. The Trust agrees to maintain and to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by the Trust with respect to the Series by the 1940 Act. The Adviser further agrees that all records of the Series are the property of the Trust and, to the extent held by the Adviser, it will promptly surrender any of such records upon request.

9.

Expenses. During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, except such expenses as are assumed by the Trust under this Agreement and such expenses as are assumed by a Sub-Adviser under its Sub-Adviser Agreement. The Adviser further agrees to pay all fees payable to the Sub-Advisers, executive salaries and expenses of the Trustees of the Trust who are employees of the Adviser or its affiliates, and office rent of the Trust. The Trust shall be responsible for all of the other expenses of its operations, including, without limitation, the management fee payable hereunder; brokerage commissions; interest; legal fees and expenses of attorneys; fees of auditors, transfer agents and dividend disbursing agents, custodians and shareholder servicing agents; the expense of obtaining quotations for calculating the Trust’s net asset value; taxes, if any, and the preparation of the Trust’s tax returns; cost of stock certificates and any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares; expenses of registering and qualifying shares of the Trust under federal and state laws and regulations (including the salary of employees of the Adviser engaged in the registering and qualifying of shares of the Trust under federal and state laws and regulations or a pro-rata portion of the salary of employees to the extent so engaged); salaries of personnel involved in placing orders for the execution of the Trust’s portfolio transactions; expenses of disposition or offering any of the portfolio securities held by a Series; expenses of printing and distributing reports, notices and proxy materials to existing shareholders; expenses of printing and filing reports and other documents filed with governmental agencies; expenses in connection with shareholder and director meetings; expenses of printing and distributing prospectuses and statements of additional information to existing shareholders; fees and expenses of Trustees of the Trust who are not employees of the Adviser or any Sub-Adviser, or their affiliates; Board approved trade association dues; insurance premiums; and extraordinary expenses such as litigation expenses. To the extent the Adviser incurs any costs or performs any services which are an obligation of the Trust, as set forth herein, the Trust shall promptly reimburse the Adviser for such costs and expenses. To the extent the services for which the Trust is obligated to pay are performed by the Adviser, the Adviser shall be entitled to recover from the Trust only to the extent of its costs for such services.

10.

Compensation. For the services provided by the Adviser to each Series pursuant to this Agreement, the Trust will pay to the Adviser an annual fee equal to the amount specified for such Series in Schedule A hereto, payable monthly in arrears. Payment of the above fees shall be in addition to any amount paid to the Adviser for the salary of its employees for performing services which are an obligation of the Trust as provided in Section 9. The fee will be appropriately pro-rated to reflect any portion of a calendar month that this Agreement is not in effect between the Adviser and the Trust.

11.

Liability of the Adviser.   The Adviser may rely on information reasonably believed by it to be accurate and reliable. Neither the Adviser nor its officers, directors, employees or agents or controlling persons shall be liable for any error or judgment or mistake of law, or for any loss suffered by the Trust and/or a Series in connection with or arising out of the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

12.

Continuation and Termination. With respect to each Series identified as a Series on Schedule A hereto on the date of this Agreement, unless earlier terminated with respect to any Series this Agreement shall continue in full force and effect through two years from the effective date of this Agreement. Thereafter, unless earlier terminated with respect to a Series, the Agreement shall continue in full force and effect with respect to each such Series for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Trustees of the Portfolio, or (ii) the vote of a majority of the outstanding voting shares of the Series (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Trustees of the Series who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Series or the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

With respect to any Series that was added to Schedule A hereto as a Series after the date of this Amendment, the Agreement shall become effective on the later of: (i) the date Schedule A is amended to reflect the addition of such Series as a Series under the Agreement; or (ii) the date upon which the shares of the Series are first sold to the public, subject to the condition that the Fund’s Board of Trustees, including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Adviser, and the shareholders of such Series, shall have approved this Agreement. Unless terminated earlier as provided herein with respect to any such Series, the Agreement shall continue in full force and effect for a period of two years from the date of its effectiveness (as identified above) with respect to that Series. Thereafter, unless earlier terminated with respect to a Series, the Agreement shall continue in full force and effect with respect to each such Series for periods of one year, provided that such continuance is specifically approved at least annually by: (i) the vote of a majority of the Board of Trustees of the Series, or (ii) vote of a majority of the outstanding voting shares of such Series (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Trustees of the Series who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Series or the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

However, any approval of this Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of a Series shall be effective to continue this Agreement with respect to such Series notwithstanding: (i) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Series; or (ii) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise.

This Agreement may be terminated by the Trust at any time, in its entirety or with respect to a Series, without the payment of any penalty, by vote of a majority of the Board of the Trust or by a vote of a majority of the outstanding voting shares of the Trust, or with respect to a Series, by vote of a majority of the outstanding voting shares of such Series, on sixty (60) days’ written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on sixty (60) days’ written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its “assignment” as described in the 1940 Act.

13.

Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. If shareholder approval of an amendment is required under the 1940 Act, no such amendment shall become effective until approved by a vote of the majority of the outstanding shares of the Trust. Otherwise, a written amendment of this Agreement is effective upon the approval of the Board and the Adviser.

14.

Use of Name. It is understood that the name “ING Investments, LLC” or any derivative thereof (including the name “ING”) or logo associated with that name is the valuable property of the Adviser and its affiliates, and that the Trust and the Series have the right to use such name (or derivative or logo) only so long as this Agreement shall continue with respect to such Trust and Series. Upon termination of this Agreement, the Trust (or Series) shall forthwith cease to use such name (or derivative or logo) and, in the case of the Trust, shall promptly amend its Trust Instrument to change its name (if such name is included therein).

15.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

16.

Applicable Law.

(a)

This Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rules or order of the SEC thereunder.

(b)

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(c)

The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

ING VARIABLE PRODUCTS TRUST
By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

ING INVESTMENTS, LLC
By:	/s/ Todd Modic
Todd Modic
Senior Vice President

SCHEDULE A

with respect to the

INVESTMENT MANAGEMENT AGREEMENT

between

ING VARIABLE PRODUCTS TRUST

and

ING INVESTMENTS, LLC

Series	Effective Date	Annual Investment Management Fee (as a percentage of average daily net assets)
ING International Value Portfolio	May 7, 2013	0.80% on assets up to $250 million; 0.75% on next $500 million; and 0.70% on assets greater that $750 million
ING MidCap Opportunities Portfolio	May 7, 2013	0.75% on first $250 million 0.70% next $400 million 0.65% next $450 million 0.60% thereafter
ING SmallCap Opportunities Portfolio	May 7, 2013

0.75% of the first $250 million of assets
0.70% of the next $250 million of assets
0.65% of the next $250 million of assets
0.60% of the next $250 million of assets
0.55% of the assets in excess of $1 billion